Exhibit 10.2

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”), dated as of June 7, 2019 but to be effective only as of the Closing (as defined below), is made by and among Arkoma Drilling, L.P., a Texas limited partnership (“Arkoma LP”), Williston Drilling, L.P., a Texas limited partnership (“Williston LP”), Arkoma Drilling CP, LLC (“Arkoma LLC”), Williston Drilling CP, LLC (“Williston LLC and, together with Arkoma LP, Arkoma LLC and Williston LP, the “Jones Entities”), New Covey Park Energy LLC, a Delaware limited liability company (“New CPE”), Comstock Resources, Inc., a Nevada corporation (the “Company”), and Jerral W. Jones, an individual resident of the State of Texas (“Comstock Control Person”).  The Jones Entities , New CPE, the Company, Comstock Control Person and any other Stockholders (as defined below) may each be referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Company, Covey Park Energy LLC, a Delaware limited liability company (“CPE”), New CPE and Covey Park Energy Holdings LLC, a Delaware limited liability company, have entered into that certain Agreement and Plan of Merger, dated as of June 7, 2019 (as amended, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, CPE will merge with and into the Company (the “Transaction”);

WHEREAS, in connection with the Transaction, the common units of CPE held by New CPE will be converted into the right to receive cash and shares of Common Stock (as defined below) and shares of Series A Preferred Stock (as defined below) from the Company; and

WHEREAS, the Parties desire to enter into this Agreement in connection with the execution of the Merger Agreement in order to establish various arrangements with respect to the governance of the Company, effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise. The term “control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided that no Stockholder shall be deemed an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement.

“Agreement” shall have the meaning set forth in the preamble.

“Amended Tag-Along Opportunity Notice” shall have the meaning set forth in Section 3.4(c).

“Applicable Comstock Stockholder” shall have the meaning set forth in Section 3.04(a).

“Arkoma” shall have the meaning set forth in the preamble.

“beneficial ownership,” including the correlative term “beneficially own,” shall have the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Board” means the board of directors of the Company.

“Budget” means the budget presented to Standard & Poor’s Financial Services and Moody’s Investor Service on March 28, 2019 and attached hereto as Schedule A.

“Business Day” means any day other than Saturday, Sunday, or any day on which commercial banks in Texas are generally authorized or obligated by Law to be closed.

“Closing” shall have the meaning given to such term in the Merger Agreement.

“Common Stock” means the common stock of the Company, par value $0.50 per share.

“Company” shall have the meaning set forth in the recitals.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, adopted August 21, 2014, as amended by that certain First Amendment to Amended and Restated Bylaws of the Company, effective as of August 17, 2018, as further amended, restated or otherwise modified from time to time.

“Company Charter” means the Second Amended and Restated Articles of Incorporation of the Company, dated as of August 13, 2018, as amended, restated or otherwise modified from time to time.

“Company Credit Facility” means the Credit Agreement dated as of August 14, 2018, among the Company, Bank of Montreal as Administrative Agent, BMO Capital Markets Corp., Capital One, National Association and Fifth Third Bank as Joint Lead Arrangers, Capital One, National Association and Fifth Third Bank as Co-Syndication Agents, Bank of America, N.A., Natixis and Regions Bank as Co-Documentation Agents and BMO Capital Markets Corp. as sole Bookrunner, as in effect on June 7, 2019, without regard to any amendment, modification or supplement thereof following such date (except taking into account any amendment, modification or supplement thereof on the date of the Closing solely for purposes of Section 3.6(c)).

“Comstock Person” means any Comstock Stockholder, Comstock Control Person, and any Affiliate or Related Party of the foregoing.

“Comstock Stockholder” means each of the Jones Entities, Comstock Control Person and any of their respective Affiliates that beneficially owns shares of Common Stock.

“Contracts” means all written contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

“Corporate Governance/Nominating Committee” means the corporate governance/nominating committee of the Board.

“CPE” shall have the meaning set forth in the preamble.

“EBITDAX” has the meaning set forth in the Company Credit Facility; provided, however, that (i)   the calculation of EBITDAX of the Company and its Subsidiaries hereunder shall include the EBITDAX of all Subsidiaries of the Company without regard to whether such Subsidiaries are “Restricted Subsidiaries” under the Company Credit Facility and (ii) clause (f) of the definition of “EBITDAX” in the Company Credit Facility shall be ignored for purposes of this Agreement.

“Equity Securities” means any and all shares of capital stock, partnership interests, membership interests or other equity interests of such Person, and all warrants and options for, and other securities exchangeable for or convertible or exercisable into, any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“Family Members” means, with respect to any Person, the members of any such Person’s “immediate family,” as defined in Rule 16a-1 of the Securities Act.

“Governmental Entity” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Indebtedness” has the meaning set forth in the Company Credit Facility.  Notwithstanding the foregoing, (i) the liquidation preference of, or any other cash obligation of the Company related to, the Series A Preferred Stock and the Series B Preferred Stock shall not be included in calculating the Indebtedness of the Company, (ii) the calculation of Indebtedness of the Company and its Subsidiaries shall include the Indebtedness of all Subsidiaries of the Company without regard to whether such Subsidiaries are “Restricted Subsidiaries” under the Company Credit Facility, (iii) the following language in the definition of “Disqualified Equity Interests” in the Company Credit Facility shall be ignored for purposes calculating the Indebtedness of the Company hereunder: “in each case, prior to the date that is 180 days after the Maturity Date” and (iv) firm transportation obligations and obligations under farm-in agreements shall be considered “Indebtedness” for purposes of this Agreement.

“Jones Entities” shall have the meaning set forth in the preamble.

“Law” means any law, including common law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any, of any Governmental Entity.

“LTM EBITDAX” means, as of the applicable date of determination, the aggregate EBITDAX of the Company and its Subsidiaries on a consolidated basis for the four fiscal quarter period ending with the last fiscal quarter for which the Company has reported financial results pursuant to filings made under the Exchange Act prior to the applicable date of determination.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Minimum Governance Percentage” shall having the meaning set forth in Section 3.1(b).

“Necessary Action” means, with respect to any Party and a specified result, all actions necessary to cause such result, including voting or providing a written consent or proxy with respect to the shares of Common Stock and other Equity Securities that are entitiled to vote in the election of directors of the Company, calling a special meeting for the election of directors, causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents of the Company, executing agreements and instruments, expanding the size of the Board and filling any resulting vacancies with the New CPE Designee or decreasing the size of the Board, including director designees in the slate of nomiees recommended by the Board for election of director and making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“New CPE” shall have the meaning set forth in the preamble.

“New CPE Designee” shall have the meaning set forth in Section 3.1(b).

“New CPE Stockholder(s)” means New CPE and any Affiliate of New CPE that hold shares of Common Stock or Series A Preferred Stock.

“NYSE Rules” means the rules, regulations and listing standards of the New York Stock Exchange.

“Offer Notice” shall have the meaning set forth in Section 3.5(a).

“order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Entity.

“Organizational Documents” means with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, with respect to a partnership, the certificate of formation and the partnership agreement, and with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permitted Transferee” means, with respect to any Comstock Stockholder, (i) Comstock Control Person or (ii) any Person so long as (A) such Person is controlled by Comstock Control Person and (B) 100% of the Equity Securities in such Person are held, directly or indirectly, by Comstock Control Person and the members of Comstock Control Person’s Family Members.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Proposed Sale” shall have the meaning set forth in Section 3.4(a).

“Proposed Transferee” shall have the meaning set forth in Section 3.4(a).

“Qualified Sale” means the Transfer, in one transaction or a series of related transactions, by one or more Comstock Stockholders, of shares of Common Stock and/or Series B Preferred Stock for aggregate consideration in excess of $20,000,000 to a Person who is not a Permitted Transferee; provided, that any Transfer by a Comstock Stockholder in an Underwritten Offering pursuant to which New CPE is entitled to include a pro rata number of shares of Common Stock pursuant to the Registration Rights Agreement shall not be a “Qualified Sale” hereunder.

“Registration Rights Agreement” shall have the meaning given to such term in the Merger Agreement.

“Related Party” means, with respect to any Person, such Person, its Affiliates and its and their respective directors, officers, employees and Family Members.

“Related Party Transaction” shall have the meaning set forth in Section 3.6(b).

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder.

“Series A Preferred Stock” shall have the meaning given to such term in the Merger Agreement.

“Series B Preferred Stock” shall have the meaning given to such term in the Merger Agreement.

“Stockholder” means any holder of Common Stock, Series A Preferred Stock, Series B Preferred Stock or other Equity Securities that are convertible into or exchangeable for Common Stock that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Subject Acquisition” shall have the meaning set forth in Section 3.5(a).

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries or the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP.

“Tag-Along Exercise Notice” shall have the meaning set forth in Section 3.4(c).

“Tag-Along Opportunity Notice” shall have the meaning set forth in Section 3.4(c).

“Tagging Stockholder” shall have the meaning set forth in Section 3.4(a).

“Take-Private Transaction” means any “going-private” or “take private” transaction involving the Common Stock or other Equity Securities of the Company that is subject to Rule 13e-3 promulgated under the Exchange Act.

“Transaction” shall have the meaning set forth in the Recitals.

“Transfer” means the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly (including through the transfer of the equity interests in any Person), or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or public announcement of any intention to effect any transaction specified in clause (a) or (b); and “Transferred” and “Transferee” shall each have a correlative meaning.  Notwithstanding the foregoing, the conversion of Series A Preferred Stock or Series B Preferred Stock into shares of Common Stock in accordance with the terms thereof shall not be considered a “Transfer” of such Series A Preferred Stock or Series B Preferred Stock, as applicable.

“Underwritten Offering” shall have the meaning given to such term in the Registration Rights Agreement.

Section 1.2Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement.  All references in this Agreement to Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder,”

and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited.  The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.”  Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning.  The words “shall” and “will” have the equal force and effect.  Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws.

Article II
REPRESENTATIONS AND WARRANTIES

Each of the Parties hereby represents and warrants to each other Party to this Agreement that as of the date such Party executes this Agreement:

Section 2.1Organization and Qualification. If such Party is a legal entity, such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

Section 2.2Authority and Enforceability. If such Party is a legal entity, such Party has full corporate, limited liability company or limited partnership (as applicable) power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If such Party is a natural person, such Party has all requisite power, authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, limited liability company, limited partnership or spousal action on the part of such Party and no other proceedings on the part of such Party are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Party and, assuming due authorization, execution and delivery by each of the other Parties, this Agreement constitutes the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at Law or in equity).

Section 2.3Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, if such Party is a legal entity, any provision of the Organizational Documents of such Party or any Subsidiary of such Party; the terms of any contract, agreement or permit to which such Party or any of its Subsidiaries is a party or by which the assets or operations of such Party or any of its Subsidiaries are bound; or any Law, order or NYSE Rule applicable to such Party or any of its Subsidiaries or by which the assets or operations of such Party or any of its Subsidiaries are bound.

Section 2.4Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license, declaration, permit, filing or notification is required to be made or obtained by such Party or any of its Subsidiaries (if applicable) in connection with the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby.

Article III
GOVERNANCE

Section 3.1Board.

(a)Composition of the Board. Effective immediately following the Closing, the Stockholders, Comstock Control Person and the Company shall take all Necessary Action to cause the Board to include one (1) director who has been designated by New CPE, who shall initially be Jordan Marye, and who shall thereafter be designated pursuant to Section 3.1(b) of this Agreement. In addition, the Company and Comstock Control Person shall suggest that the Corporate Governance/Nominating Committee consider John Jacobi for appointment to the Board.

(b)New CPE Representation. For so long as the New CPE Stockholders collectively beneficially own in the aggregate at least (i) 10% of the issued and outstanding Common Stock or (ii) 21,000 shares of Series A Preferred Stock (the “Minimum Governance Percentage”), the Company, Stockholders and Comstock Control Person shall take all Necessary Action to, as applicable, cause one (1) individual designated by the New CPE Stockholders (such Person, including Jordan Marye as of the date hereof, the “New CPE Designee”) to serve on the Board. If at any time the New CPE Stockholders fail to collectively beneficially own the Minimum Governance Percentage, the New CPE Designee shall promptly resign from the Board.

(c)Removal; Vacancy. Subject to the Company Charter and the Company Bylaws, for so long as the New CPE Stockholders collectively beneficially own at least the Minimum Governance Percentage, New CPE shall have the exclusive right to remove the New CPE Designee from the Board (including any committee thereof), and the Company and the Stockholders shall take all Necessary Action to cause the removal of any such designee at the request of New CPE and New CPE shall have the exclusive right to designate a director for election to the Board to fill the vacancy created by reason of death, removal or resignation of its designee to the Board (including any committee thereof), and the Company and the Stockholders shall take all Necessary Action to cause any such vacancy to be filled by a replacement director designated by New CPE as promptly as reasonably practicable.

(d)Size of Board. For so long as the New CPE Stockholders collectively beneficially own at lest the Minimum Governance Percentage, the Stockholders, Comstock Control Person and the Company shall take all Necessary Action to ensure that the number of directors serving on the Board shall not exceed nine (9) directors; provided, that the number of directors may be increased if necessary to satisfy the requirements of applicable Laws or NYSE Rules.

(e)Committees. Subject to applicable Laws and the NYSE Rules, the New CPE Designee shall have the right to be appointed to serve on such number of committees of the Board (other than the audit committee of the Board) for which the New CPE Designee is eligible pursuant to applicable Laws and NYSE Rules as is equal to the average number of committees on which all other members of the Board serve (rounded to the nearest whole number).

Section 3.2Voting Agreement. Each of the Company, Comstock Control Person and the Comstock Stockholders agrees not to take any actions that would prevent compliance with the Parties with respect to the composition of the Board as herein stated. Each Comstock Stockholder agrees to cast all votes to which such Comstock Stockholder is entitled in respect of its shares of Common Stock and other Equity Securities that are entitled to vote in the election of directors of the Company (and Comstock Control Person agrees to cause such Comstock Stockholder to cast such votes), whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals designated or nominated in accordance with this Article III and to otherwise effect the intent of this Article III.

Section 3.3Restrictions on Transfers. Subject to the restrictions set forth in Section 3.4 and Section 3.5(a), a Stockholder may Transfer any of its shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock or other Equity Securities that are convertible into or exchangeable for shares of Common Stock; provided, however, that as a condition to any Transfer by any Stockholder to an Affiliate of such Stockholder, such Affiliate shall agree to become a party to this Agreement and shall execute and deliver such documents as may be necessary to make such transferee a party hereto, whereupon such transferee will be treated as a Stockholder (with the same rights and obligations as the transferring stockholder) for all purposes of this Agreement. No Transferee of any Stockholder, other than an Affiliate of such Stockholder, shall become a party to this Agreement or succeed to any of the rights or obligations of its transferring stockholder.  Any attempted transaction in violation of this Section 3.3 shall be null and void and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of the Company.

Section 3.4Tag-Along Rights.

(a)If any Comstock Stockholder plans to undertake a Qualified Sale (in such capacity, the “Applicable Comstock Stockholder”), (i) with respect to any Qualified Sale of Common Stock, for so long as the New CPE Stockholders collectively beneficially own at least

1% of the issued and outstanding Common Stock (including shares of Common Stock issuable upon conversion of the Series A Preferred Stock) and (ii) with respect to any Qualified Sale of Series B Preferred Stock, for so long as the New CPE Stockholders collectively beneficially own any shares of Series A Preferred Stock, the Applicable Comstock Stockholder shall provide the New CPE Stockholders with an opportunity to participate in such Transfer as described in this Section 3.4. With respect to any such proposed Transfer (a “Proposed Sale”), if any New CPE Stockholder exercises such participation rights under this Section 3.4 (in such capacity, a “Tagging Stockholder”) such Tagging Stockholder shall have the right to include in the Proposed Sale to the proposed Transferee (the “Proposed Transferee”) (i) in the case of a Proposed Sale of Common Stock, on the same terms and conditions as applicable to the sale of Common Stock by the Applicable Comstock Stockholder in the Proposed Sale, a number of its own shares of Common Stock (including any shares of Common Stock issuable upon conversion of the Series A Preferred Stock) up to 50% of the aggregate number of shares of Common Stock such Proposed Transferee is willing to purchase in such Proposed Sale and (ii) in the case of a Proposed Sale of Series B Preferred Stock, on the same terms and conditions as applicable to the sale of Series B Preferred Stock by the Applicable Comstock Stockholder in the Proposed Sale, a number of its Series A Preferred Stock up to 50% of the aggregate number of shares of Series A Preferred Stock and Series B Preferred Stock, collectively, that such Proposed Transferee is willing to purchase in such Proposed Sale; provided, that such Tagging Stockholder shall not be required to (i) make any representations or warranties (other than customary representations and warranties concerning itself or the ownership of the Common Stock and/or Series A Preferred Stock to be Transferred by it and compliance with Laws on Transfer), (ii) participate in any indemnification obligations that the Applicable Comstock Stockholder agrees to provide in connection with the Proposed Sale (other than several, and not joint, obligations of a Tagging Stockholder resulting of a breach by such Tagging Stockholder of customary representations and warranties concerning itself or the ownership of the Common Stock and/or Series A Preferred Stock to be Transferred by it; provided that the liability for any indemnification to be provided by such Tagging Stockholder shall not exceed the total consideration received by such Tagging Stockholders for its Common Stock and/or Series A Preferred Stock in respect of such Proposed Sale) or (iii) agree to any post-closing covenants in connection with such Proposed Sale.

(b)Each Tagging Stockholder shall be responsible for its pro rata share of any investment banking fees and commissions incurred by the Applicable Comstock Stockholder in connection with the Proposed Sale.  Subject to the immediately preceding sentence, the Applicable Comstock Stockholder and the Tagging Stockholders shall each pay their own fees and expenses incurred in connection with the Proposed Sale.

(c)The Applicable Comstock Stockholders shall provide the New CPE Stockholders prior written notice of each Proposed Sale, setting forth the number of shares of Common Stock and/or Series B Preferred Stock proposed to be so Transferred by the Applicable Comstock Stockholder, the identity of the Proposed Transferee, the proposed amount and form of consideration and other material terms and conditions of the Proposed Sale offered by the Proposed Transferee (such initial notice, the “Tag-Along Opportunity Notice”). In the event that any of the material terms or conditions set forth in the Tag-Along Opportunity Notice are thereafter amended in any material respect, the Applicable Comstock Stockholder shall also give written notice of the amended terms and conditions of the Proposed Sale to the New CPE Stockholders (any amended notice, an “Amended Tag-Along Opportunity Notice”). In order to exercise the tag-along rights provided by this Section 3.4, each New CPE Stockholder must send a written notice to the Applicable Comstock Stockholder indicating its desire to exercise its rights and specifying the number of shares of Common Stock and/or Series A Preferred Stock it desires to sell (the “Tag-Along Exercise Notice”) within ten (10) Business Days following the giving of the Tag-Along Opportunity Notice to such New CPE Stockholder (or if an Amended Tag-Along Opportunity Notice is given to the New CPE Stockholder, within five (5) Business Days following the giving of such Amended Tag-Along Opportunity Notice). Upon the giving of an Amended Tag-Along Opportunity Notice, the Tagging Stockholders shall be permitted to cancel the exercise of their rights under this Section 3.4 upon delivery of written notice to the Applicable Comstock Stockholder to such effect and shall be released from their obligations hereunder. There shall be no liability on the part of the Applicable Comstock Stockholder to the Tagging Stockholders if the sale of Common Stock and/or Series A Preferred Stock pursuant to this Section 3.4 is not consummated for whatever reason.

(d)Subject to Section 3.4(a), the Tagging Stockholders shall deliver to the Applicable Comstock Stockholder, or agent for such Applicable Comstock Stockholder, all documents and instruments reasonably requested by the Applicable Comstock Stockholder to evidence the Transfer to the Proposed Transferee of the Common Stock and/or Series A Preferred Stock that such Tagging Stockholders are permitted to dispose of pursuant to this Section 3.4.

(e)If the Tagging Stockholders exercise their rights under this Section 3.4, the closing of the purchase of the Common Stock and/or Series A Preferred Stock with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of the Applicable Comstock Stockholder’s Common Stock and/or Series B Preferred Stock, as applicable, to the Proposed Transferee. If by the end of 90 days following the date of delivery of the Tag-Along Opportunity Notice (or, following the delivery of the last Amended Tag-Along Opportunity Notice, if applicable), the Applicable Comstock Stockholder and the Proposed Transferee have not signed a definitive agreement with respect to the Proposed Sale, the Tagging Stockholders shall be released from their obligations under this Section 3.4, and the applicable Tag-Along Exercise Notices shall be null and void, and it shall be necessary for the terms of this Section 3.4 to be separately complied with in order to consummate such Proposed Sale pursuant to this Section 3.4.

Section 3.5Certain Actions of the Comstock Persons.

(a)In the event any Comstock Person proposes to acquire any shares of Common Stock (a “Subject Acquisition”), other than (A) as a result of any stock split, stock dividend or subdivision of shares of Common Stock, (B) in connection with the Transaction or pursuant to the Jones Purchase Agreement (as defined in the Merger Agreement), (C) pursuant to the exercise of the preemptive rights set forth in Section 10.18 of the Comstock Contribution Agreement, (D) pursuant to the conversion of shares of Series B Preferred Stock held by such Comstock Person or (E) in an issuance of shares of Common Stock by the Company in exchange for the contribution of cash or assets to the Company, the Comstock Control Person shall prior to the consummation of any such acquisition, give written notice (the “Offer Notice”) to the New CPE Stockholders setting forth the terms and conditions of such Subject Acquisition (including the number of shares of Common Stock to be acquired and the price per share to be paid).  Such notice shall include a binding written offer by Comstock Control Person to, directly or indirectly, purchase from the New CPE Stockholders an aggregate number of shares of Common Stock equal to the number of shares of Common Stock to be acquired in the Subject Acquisition (allocated among the New CPE Stockholders on a pro rata basis) at the price per share to be paid in such Subject Acquisition, it being understood that no New CPE Stockholder shall be required to make any representations or warranties or agree to any post-closing covenants in connection with the transactions contemplated by the Offer Notice (other than the making of customary representations and warranties concerning itself or the ownership of the Common Stock to be Transferred by it and customary indemnification related to breaches thereof, such indemnification not to exceed the total consideration received by such New CPE Stockholder).  In order to exercise the rights provided by this Section 3.5(a), each New CPE Stockholder must send a written notice to the Comstock Control Person indicating its desire to accept the offer set forth in the Offer Notice within two (2) Business Days following the receipt of the Offer Notice.  If any New CPE Stockholder exercises its rights under this Section 3.5(a), the closing of the purchase of the Common Stock with respect to which such rights have been exercised shall take place concurrently with the closing of the Subject Acquisition. If any New CPE Stockholder fails to respond to the Offer Notice in the time period prescribed herein, the Comstock Person may proceed with the Subject Acquisition. If the New CPE Stockholder does not exercise its rights in this Section 3.5(a) in response to any Offer Notice and the price to be paid per share with respect to such Subject Acquisition subsequently increases, Comstock Control Person shall be required to again comply with the provisions of this Section 3.5(a) with regard to such Subject Acquisition.

(b)In the event that, during the twenty-four (24) months following the Closing, any Comstock Person proposes to consummate a Take-Private Transaction, each of the Company and the Comstock Persons agree that such Take-Private Transaction shall be subject to the prior approval of a majority of the shares of Common Stock held by Persons other than the Comstock Persons.

Section 3.6Certain Actions of the Company.

(a)For so long as the New CPE Stockholders beneficially own in the aggregate at least the Minimum Governance Percentage, without written approval of New CPE, the Company shall not, and shall cause each of the Company’s Subsidiaries not to:

(i)adopt or propose any amendment, modification or restatement of or supplement to the Company Charter or the Company Bylaws that would reasonably be expected to have a disproportionate material and adverse impact on any New CPE Stockholder as compared to the Comstock Stockholders (whether by merger, consolidation, sale of Equity Securities or otherwise);

(ii)at any time during the twenty-four (24) months following the Closing, directly or indirectly, in one transaction or a series of related transactions, acquire or agree to acquire, (A) any Person by merging or consolidating with, purchasing an equity interest in or a portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, such Person or (B) any assets, in each case other than any acquisition or series of related acquisitions for which the purchase price is less than $500,000,000;

(iii)during the twenty-four (24) months following the Closing, authorize any capital expenditure of the type set forth in the Budget (excluding items described in Section 3.6(a)(ii) hereof) that would cause the Company and its Subsidiaries to exceed the Budget by more than $100,000,000 in the aggregate taking into account such overage and all prior overages; or

(iv)enter any agreement or arrangement with respect to any of the foregoing.

(b)The Company shall not enter into any agreement or arrangement with, or provide services to or receive services from any Comstock Person, (y) grant to any Comstock Person any direct or indirect ownership interest, or other right, title or interest in, to or under, any material property or right, tangible or intangible, that is used or is currently contemplated to be used by the Company or any of its Subsidiaries, or (z) make any loans, advances, capital contributions, or payments to or primarily for the benefit of, or investments in, any Comstock Person (collectively, “Related Party Transactions”), in each case unless such Related Party Transactions are approved in accordance with a conflicts of interest policy approved by the Audit Committee of the Board.

(c)From and after the 12-month anniversary of the Closing, unless and until the New CPE Stockholders no longer collectively beneficially own the Minimum Governance Percentage, the Company and its Subsidiaries shall not, without the prior written consent of New CPE, incur, create, assume or guarantee any Indebtedness that would cause the Company and its Subsidiaries’ total consolidated Indebtedness as of the date immediately prior to the date on which such Indebtedness is incurred, created, assumed or guaranteed to exceed the Company’s consolidated LTM EBITDAX multiplied by 2.25, after giving pro forma effect to such incurrence, creation, assumption or guarantee and that application of the proceeds thereof. Notwithstanding the foregoing, the Company may incur Indebtedness in an aggregate amount of up to $2,975,000,000 consisting solely of (i) Indebtedness under the Company Credit Facility and (ii) Indebtedness similar to the Indebtedness under the Notes Indenture (as defined in the Merger Agreement) and the Parent Indenture (as defined in the Merger Agreement) and consistent with market terms for high yield issuances by issuers of the type and financial position of the Company as of such time.

(d)For so long as the New CPE Stockholders beneficially own at least 21,000 shares of Series A Preferred Stock, the Company shall not, and shall cause each of the Company’s Subsidiaries not to, without the prior written approval of New CPE, directly or indirectly, in one transaction or a series of related transactions, acquire or agree to acquire, (A) any Person by merging or consolidating with, purchasing an equity interest in or a portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, such Person or (B) any assets, in each case other than any acquisition or series of related acquisitions for which the purchase price is less than $50,000,000.

Section 3.7Compensation; Indemnification. Each New CPE Designee shall be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Board, as well as reimbursement for reasonable, documented out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such New CPE Designee is a member, if any, in each case to the same extent as the other members of the Board.

Article IV
GENERAL PROVISIONS

Section 4.1Assignment; Benefit. The rights and obligations hereunder shall not be assignable without the prior written consent of the other Parties except as provided in Section 3.3. Any such assignee may not again assign those rights, other than in accordance with this Article IV. Any attempted assignment of rights or obligations in violation of this Article IV shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement under Section 3.7.

Section 4.2Freedom to Pursue Opportunities. Subject to any other agreement with the Company or any of its Subsidiaries to which any New CPE Stockholder (or any of its Affiliates) or any New CPE Designee may be bound, the Parties expressly acknowledge and agree that: each New CPE Stockholder and New CPE Designee (and each Affiliate thereof) has the right to, and shall have no duty (contractual or otherwise) not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of its Subsidiaries, or (y) directly or indirectly do business with any client or customer of the Company or any of its Subsidiaries; and in the event that a New CPE Stockholder or New CPE Designee (or any Affiliate thereof) acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its Subsidiaries (other than any such potential transaction or corporate opportunity of which the New CPE Designee first becomes aware solely in his or her capacity as a director of the Company and such potential transaction or corporate opportunity is not otherwise known by the New CPE Stockholder or its Affiliates other than through disclosure by the New CPE Designee of such potential transaction or corporate opportunity), the New CPE Stockholder and New CPE Designee (and any such Affiliate) shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, its Subsidiaries or their respective Affiliates or Stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such New CPE Stockholder or New CPE Designee (or such Affiliate thereof), directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or any of its Subsidiaries.  In addition, the Company acknowledges and that the New CPE Designee may retain mental impression of certain confidential information of the Company, and neither New CPE Designee, New CPE Stockholder or any of their respective Affiliates shall be precluded from working on any project, transaction or other matter due to the retention of such mental impressions.

Section 4.3Termination.  This Agreement shall terminate automatically (without any action by any Party) as to a particular Stockholder at such time at which such Stockholder or any of its Affiliates no longer beneficially own in the aggregate at least 5% of the issued and outstanding Common Stock; provided that rights of New CPE under this Agreement shall survive thereafter until such rights expire in accordance with the other terms and provisions of this Agreement, and shall in any event terminate at such time the New CPE Stockholders no longer beneficially own any shares of Series A Preferred Stock or any shares of Common Stock. Notwithstanding anything to the contrary in this paragraph, the provisions in this Article IV shall survive any such termination. For the avoidance of doubt, upon the valid termination of the Merger Agreement in accordance with its terms, this Agreement shall no longer become effective and shall terminate, become void and of no further force and effect without any liability on the part of any Party.  In addition to the foregoing, New CPE shall have the right, by delivery of written notice to the Company at any time, to irrevocably terminate its rights under Section 3.1, Section 3.2 and Section 3.6 of this Agreement.

Section 4.4Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 4.5Entire Agreement; Amendment.

(a)This Agreement sets forth the entire understanding and agreement between the Parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of the Company and the Stockholders. Except as set forth above, there are no other agreements with respect to the governance of the Company between any Stockholders or any of their Affiliates.

(b)No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at Law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 4.6Counterparts. This Agreement may be executed in two (2) or more counterparts, including via email in “portable document format” form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 4.7Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying party and affirmatively acknowledged by the receiving party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

if to the Comstock Control Person, to:

Arkoma Drilling CP, LLC/Williston Drilling CP, LLC

5950 Berkshire Lane, Suite 1400

Dallas, TX 75225

Attention:  Jason Cohen

E-mail:  jcohen@dallascowboys.net

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2100 McKinney Ave., Suite 1100

Dallas, Texas 75201

Attention: Doug Rayburn

E-mail: drayburn@gibsondunn.com

if to New CPE, to:

Covey Park Energy New CPE LLC
8401 North Central Expressway, Suite 700
Dallas, TX 75225
Attention: Alan Levande
Email:   ALevande@coveypark.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002

Attention: Shamus Crosby
Email: scrosby@velaw.com

if to the Company to:

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Attention: Roland O. Burns

Email: rob@crkfrisco.com

with a copy (which shall not constitute notice) to:

Locke Lord LLP
2200 Ross Avenue, Suite 2800

Dallas, TX 75201

Attention: Jack Jacobsen

Email: jjacobsen@lockelord.com

Section 4.8Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 4.9Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

Section 4.10Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 4.10. The Company or any Stockholder may file an original counterpart or a copy of this Section 4.10 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury.

Section 4.11Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties.  Prior to the termination of this Agreement pursuant to Section 4.3, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 4.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.  Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 4.11.  Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 4.12Subsequent Acquisition of Shares. Any Common Stock, Series A Preferred Stock or Series B Preferred Stock or other Equity Securities that are entitled to vote in the election of directors of the Company acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

Comstock ResourceS, Inc.

By:       /s/M. Jay Allison
Name:  M. Jay Allison
Title:    Chief Executive Officer

COMSTOCK CONTROL PERSON

By:       /s/Jerral W. Jones
Name:  Jerral W. Jones

ARKOMA DRILLING, L.P.
By:  Blue Star Exploration, its general partner

By:       /s/Thomas L. Walker
Name:  Thomas L. Walker
Title:    Assistant Treasurer

WILLISTON DRILLING, L.P.
By:  Blue Star Exploration, its general partner

By:        /s/Thomas L. Walker
Name:  Thomas L. Walker
Title:    Assistant Treasurer

New Covey Park Energy LLC,
a Delaware limited liability company

By:       /s/Richard Burnett
Name:  Richard Burnett
Title:    Authorized Signor

ARKOMA DRILLING CP, LLC.

By:        /s/Thomas L. Walker
Name:  Thomas L. Walker
Title:    Assistant Treasurer

WILLISTON DRILLING CP, LLC

By:       /s/Thomas L. Walker
Name:  Thomas L. Walker
Title:    Assistant Treasurer